Exhibit 5.1

PILLSBURY WINTHROP SHAW PITTMAN LLP

2550 Hanover Street

Palo Alto, California 94304

January 14, 2019

Techpoint, Inc.

2550 N. First Street, #550

San Jose, California 95131

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We are acting as counsel for Techpoint, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S‑8 (the “Registration Statement”) relating to the registration under the Securities Act of 1933 (the “Act”) of 691,431 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), represented by 691,431 Japanese Depositary Shares (the “JDSs”), issuable pursuant to the Company’s 2017 Stock Incentive Plan (the “2017 Plan”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter.  Based upon the foregoing, we are of the opinion that the Shares and the JDSs issuable under the 2017 Plan have been duly authorized and, when issued and sold in accordance with the 2017 Plan, will be validly issued, fully paid and nonassessable.  The opinions set forth in this letter are limited to the General Corporation Law of the State of Delaware, as in effect on the date hereof.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Pillsbury Winthrop Shaw Pittman LLP